UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) July 20, 2006

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Main Street, Pine Bluff, Arkansas (Address of principal executive offices)	71601 (Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange  Act  (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM: 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer, David L. Bartlett, President and Chief Operating Officer and Robert A. Fehlman, Executive Vice President and Chief Financial Officer, of Simmons First National Corporation during the Company’s Second Quarter Earnings Release Conference Call held at 3:00 P.M. Central Time on July 20, 2006.

Good afternoon, I am Bob Fehlman, Chief Financial Officer of Simmons First National Corporation, and we want to welcome you to our second quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer, and David Bartlett, our Chief Operating Officer.

The purpose of this call is to discuss the information and data provided by the Company in our quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then we will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

I would remind you of the special cautionary notice regarding forward-looking statements and that certain matters discussed in this presentation may constitute forward-looking statements and may involve certain known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from our current expectations, performance or achievements. Additional information concerning these factors can be found in the closing paragraphs of our press release and in our Form 10-K.

With that said, I will turn the call over to Tommy May.

Thank you Bob, and welcome everyone to our second quarter conference call. In our press release issued earlier today, Simmons First National Corporation reported record second quarter earnings for the period ended June 30, 2006. Net income for the second quarter was $7.3 million, or $0.51 diluted earnings per share, compared to $0.47 per share for the same period in 2005, an increase of 8.5%.

For the six-month period ended June 30, 2006, net income was $13.3 million, an increase of $481,000 over the same period in 2005. Diluted earnings per share for the six-month period were $0.92, an increase of $0.05.

Given the current interest rate environment, we are pleased to report record second quarter earnings. We, like the rest of the industry, continued to be challenged with margin compression. During this period of rising interest rates, we were able to achieve earnings growth due to the strength of the Company’s asset quality and reduced credit card charge-offs and the related reduction in the provision for loan losses.

On a quarter over quarter basis, the Company’s net interest margin decreased 14 basis points to 4.01%. However, on a linked quarter basis, net interest margin decreased by only 4 basis points. We expect to see continuing competitive pressure in deposit repricing in the short term. This repricing, coupled with the flat yield curve, leads us to anticipate continued margin compression for the balance of 2006.

Non-interest income for Q2 2006 was $11.5 million, compared to $10.8 million for the same period last year, a 6.3% increase. One of the larger components of the increase in non-interest income was a $138,000 increase in other service charges and fees, which was primarily attributable to an increase in ATM income, based on volume and an improvement in the fee structure.

Also, as expected, income on Bank Owned Life Insurance increased $170,000 from the same period in 2005. Of this increase, approximately $90,000 was the result of a full quarter impact of the investment in 2006, compared to only two months in 2005. The remaining $80,000 can be attributed to an improved earnings credit on the investment.

During Q2 2005, we sold certain investment securities obtained in a prior acquisition that did not fit our current investment portfolio strategy. As a result of this liquidation, we recognized a one-time after-tax loss of $168,000. There were no recognized gains or losses from the sale of investment securities during Q2 2006.

Non-interest expense for the second quarter was $22.3 million, an increase of $1.3 million, or 6.4% from the same period in 2005. Included in Q2 2006 are the expenses associated with the Company’s seven new financial centers that were opened since the second quarter of 2005. Normalizing for the expansion expenses, non-interest expense on a quarter over quarter basis increased only 4.2%. Later in this discussion, we will give you an update on our expansion progress.

Now, let me move to our loan portfolio. As of June 30, 2006, we reported total loans of $1.7 billion, an increase of $76 million, or 4.6%, from the same period a year ago. The growth was primarily attributable to increased demand experienced in the commercial and real estate loan portfolios. However, as we have discussed in our last several teleconferences, we continue to experience significant competitive pressure from the credit card industry.

As noted in previous conference calls, over the past three years, our credit card portfolio has decreased by approximately $10 to $12 million each year. On a positive note, during the second quarter we experienced some slow-down in this trend. On a quarter over quarter basis, outstanding balances decreased $8.9 million and, more importantly, on a second quarter linked basis, the portfolio increased for the first time since 2001, up $2.6 million.

We believe that the initiatives discussed in previous teleconferences have resulted in some slowing of the number of accounts closed. Net lost accounts have declined from a high of 5,500 in 2002 to only 75 through June 30, 2006. As a continuation of our efforts to stabilize our credit card portfolio, and as mentioned in our last teleconference, at the end of July we are introducing another initiative to increase new accounts. This initiative will be a 7.25% fixed rate card with no fees and no rewards, and, to our knowledge, is the best fixed rate card in America. We believe this card compliments both our Platinum Rewards product, which is one of the best reward-based cards in the country, and our Classic VISA product.

Moving to another loan related topic, we continue to be pleased with the Company’s asset quality. As of June 30, 2006, non-performing loans to total loans were 62 basis points and the non-performing asset ratio was 72 basis points. At quarter end, the allowance for loan losses equaled 1.51% of total loans.

The annualized net charge-off ratio for Q2 2006 was 25 basis points. Excluding credit cards, the annualized net charge-off ratio was 19 basis points. For the second quarter of 2006, the credit card net charge-offs as a percent of the credit card portfolio was 1.14%, which is down from 2.68% in Q2 2005, and more than 350 basis points below the most recently published industry average of 4.81%. As you know, credit card charge-offs in Q4 2005 were accelerated due to the new bankruptcy law that went into effect in October. While bankruptcy filings have declined significantly from fourth quarter highs, we do not expect that our year to date results will be maintained throughout the year. However, we are cautiously optimistic that it will take several months for credit card charge-offs to return to a normalized level of approximately 2.50%.

During Q2 2006, we reduced our provision for loan losses by $1.2 million on a quarter over quarter basis. While our asset quality numbers continue to be strong, the provision change is primarily driven by the decrease in credit card net charge-offs and a higher than targeted level of unallocated reserve that was created by significant improvements in a couple of loans with specific reserves. It is possible that the provision for loan losses will return to its historical level at some point during the last half of 2006, depending on credit card charge-offs and levels of unallocated reserve.

The Company’s stock repurchase program authorizes the repurchase of up to 5% of the outstanding common stock, or approximately 730,000 shares. During Q2 2006, the Company repurchased approximately 75,000 shares with a weighted average repurchase price of $26.74 per share. There are approximately 379,000 shares remaining under the current repurchase plan.

Finally, let me update you on our de novo branch expansion plans. You will recall that our current expansion focus is on the growth markets of Arkansas. In 2005, we opened five new financial centers and relocated another. This year, our plans call for construction of six new financial centers, primarily in growth markets of Arkansas. In March, the first of those locations was opened in the Heights area of Little Rock, bringing our total to ten financial centers in the Little Rock MSA. In May, we opened a new location in El Dorado. Additional locations are expected with our initial entry into North Little Rock, Paragould, and Beebe. We have also acquired land for a new financial center in White Hall and a new headquarters facility for our Northwest Arkansas affiliate, both scheduled for completion in 2007.

Because most of these financial centers are located in growth markets of Arkansas, we are excited about the opportunities they bring in the long term. However, it should be noted that the short term impact of our de novo financial expansion will result in an increase in our non-interest expense and the projected impact on EPS will be between $0.06 and $0.08 for 2006. As expected, financial centers opened during 2005 and in the first half of 2006 have negatively impacted Q2 2006 EPS by $0.02. We expect these financial centers to reach a break-even level in 18 to 24 months.

We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

This concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Christel to come back on the line and, once again, explain how to queue in for questions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date: July 20, 2006	/s/ Robert A. Fehlman
Robert A. Fehlman, Executive Vice President
and Chief Financial Officer